COMMERCIAL LEASE CONTRACT - TRIPLE NET

THIS LEASE is made as of December 11, 2017, between Project PH LLC, ("Landlord"), with an address of 9486 Holly Rd Adelanto, CA 92301, and YiLoCA Management Group LLC ("Tenant"), with an address of 201 S 36th St Phoenix, AZ 85034, who hereby agree as follows:

1. **PREMISES**. Subject to the covenants and conditions of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the premises (the "Premises") commonly known and numbered as 9486 Holly Rd in the City of Adelanto, County of San Bernardino, State of California, consisting of 34,000 sq ft, and further described on Exhibit A attached hereto, together with the right of ingress and egress and the non-exclusive use of common areas, as described in Exhibit B attached hereto.

2. **USE OF PREMISES**. The Premises shall be used only as distribution, cultivation, and manufacturing (collectively, the "Permitted Use").

3. **TERM**. The Term of this Lease (the "Term") is for 15 years and 0 months, commencing on the 1st day of January, and ending on the 31 day of December 2033 ________.

4. **RENT PAYMENTS**. Tenant shall pay to Landlord $ $816,000 as rent in monthly installment over the Term of this Lease. The first monthly rent installment of $ $68,000 shall be paid at the execution of this Lease and all subsequent monthly rent installments shall be due as follows:

			monthly	annual
month	to month	PAID by the 5th of the month	$	$
month	to month		$	$
month	to month		$	$
month	to month		$	$
month	to month		$	$
month	to month		$	$
month	to month		$	$
month	to month		$	$
month	to month		$	$
month	to month		$	$

Each monthly installment is due payable in advance without notice or demand at Landlord's above stated address, or at any other place Landlord designates in writing.

5. **SECURITY DEPOSIT**. Concurrently with execution of this Lease, Tenant shall deliver to Landlord $ 10,000 as security for the performance by Tenant of every covenant and condition of this Lease (the "Security Deposit"). Said Security Deposit may be co-mingled with other funds of Landlord and shall bear no interest. If Tenant shall default with respect to any covenant or condition of this Lease, including, but not limited to the payment of rent, Landlord may apply the whole or any part of such Security Deposit to the payment of any sum in default or any sum which Landlord may be required to spend by reason of Tenant's damage or default. If any portion of the Security Deposit is so applied, Tenant, upon demand by Landlord, shall deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount.

Should Tenant comply with all of the covenants and conditions of this Lease, the Security Deposit or any balance thereof shall be returned to Tenant promptly after expiration of the term thereof.

6. **POSSESSION**. Possession shall be on January 1, 2018, unless otherwise provided in Exhibit C, Landlord Work Addendum, attached hereto. Landlord shall use due diligence to give possession as nearly as possible at the beginning of the Term. Rent shall abate pro rata for the period of any delay in giving Tenant possession, but the Term shall not be extended as a result of such delay. Tenant shall make no other claim against Landlord for delay in obtaining possession.

7. **PROPERTY INSURANCE.** Except in case of multi-tenant building as provided in Section 12 throughout the term of this Lease and any extensions thereof, Tenant shall obtain and pay for fire and extended coverage casualty insurance for the building and other improvements on the leased premises, with such comprehensive or so called "all risk" endorsements and in such amounts as Landlord may, from time to time, deem reasonably necessary, and shall show the Tenant and the Landlord, and Landlord's lender, if any, as the insured thereon. **Tenant shall also obtain and pay for loss of rent coverage**. Tenant shall at all times keep such insurance in force and provide Landlord with copies of said policies or certificates evidencing said coverage. The policies shall be in form and content reasonably required by Landlord and shall be issued by an insurance company approved by Landlord and shall contain a clause that the insurer will not cancel, materially modify or fail to renew the insurance without first giving Landlord thirty (30) days prior written notice. If Tenant fails to keep said insurance in effect, Tenant shall be in default hereunder and Landlord may, at its option, immediately obtain insurance coverage as provided for herein and charge Tenant for the cost thereof.

8. **INDEMNITY AND LIABILITY INSURANCE (Tenant)**. Tenant shall at all times indemnify, defend and hold Landlord harmless from all loss, liability, costs, damages and expenses that may occur or be claimed with respect to any person or persons, or property on or about the Premises or to the Premises resulting from any act done or omission by or through Tenant, its agents, employees, invitees or any person on the Premises by reason of Tenant's use or occupancy or resulting from Tenant's non-use or possession of said property and any and all loss, cost, liability or expense resulting therefrom. Tenant shall maintain, at all times during the Term, comprehensive general liability insurance in an insurance company licensed to do business in the state in which the Premises are located and satisfactory to Landlord, properly protecting and indemnifying Landlord with single limit coverage of not less than $ 500,000 for injury to or $ 1M death of persons and $ 1M for property damage. During the Term, Tenant shall furnish Landlord with a certificate or certificates of insurance, in a form acceptable to Landlord, covering such insurance so maintained by Tenant and naming Landlord and Landlord's mortgagees, if any, as additional insureds.

9. **INDEMNITY AND LIABILITY INSURANCE (Landlord)**. Landlord shall at all times indemnify, defend and hold Tenant harmless from all loss, liability, costs, damages and expenses that may occur or be claimed with respect to any person or persons, or property on or about the Common Areas as described in Exhibit B or to the Common Areas resulting from any act done or omission by or through Landlord, its agents, employees, invitees or any person on the Common Areas. Landlord shall maintain, at all times during the Term, comprehensive general liability insurance in an insurance company licensed to do business in the state in which the Common Areas are located and satisfactory to Tenant, properly protecting and indemnifying Tenant with single

limit coverage of not less than $__________ for injury to or $__________ death of persons and $__________ for property damage.

10. **TAXES**. Tenant shall pay, during the term of this Lease, the real estate taxes and special taxes and assessments (collectively, the "taxes") attributable to the premises and accruing during such term. Tenant, at Landlord's option, shall pay to Landlord said taxes on a monthly basis, based on one-twelfth (1/12) of the estimated annual amount for taxes. Taxes for any fractional calendar year during the term hereof shall be prorated. In the event Tenant does not make any tax payment required hereunder, Tenant shall be in default of this Lease.

11. **OPERATING EXPENSES.** Unless modified in accordance with Exhibit D, Landlord maintenance addendum, attached hereto, it is the intention of the parties and they hereby agree that this shall be a triple net Lease, and the Landlord shall have no obligation to provide any services, perform any acts or pay any expenses, charges, obligations or costs of any kind whatsoever with respect to the Premises, and Tenant hereby agrees to pay one hundred percent (100%) of any and all Operating Expenses as hereafter defined for the entire term of the Lease and any extensions thereof in accordance with specific provisions hereinafter set forth. The term Operating expenses shall include all costs to Landlord of operating and maintaining the Building and related parking areas, and shall include, without limitation, real estate and personal property taxes and assessments, management fee, heating, electricity, water, waste disposal, sewage, operating materials and supplies, service agreements and charges, lawn care, snow removal, restriping, repairs, repaving, cleaning and custodial, security, insurance, the cost of contesting the validity or applicability of any governmental acts which may affect operating expenses, and all other direct operating costs of operating and maintaining the Building and related parking areas, unless expressly excluded from operating expenses. Notwithstanding the foregoing, operating costs (and Tenant's obligations in relation thereto) shall not include (i) any expense chargeable to a capital account or capital improvement, ground leases; principal or interest payments on any mortgage or deed of trust on the premises; (ii) any amount for which Landlord is reimbursed through insurance, by third persons, or directly by other tenants of the premises, (iii) repair costs occasioned by fire, windstorm or other casualty, (iv) any construction, repair or maintenance expenses or obligations that are the sole responsibility of Landlord (not to be reimbursed by Tenant), (v) leasing commissions and other expenses incurred in connection with leasing any other area located on the premises to any other party, (vi) any expense representing an amount paid to an affiliate or subsidiary of Landlord which is in excess of the amount which would be paid in the absence of such relationship, and (vii) costs of items and services for which Tenant reimburses Landlord or pays third persons directly.

12. **MULTIPLE TENANCY BUILDING/COMPLEX**. If the Premises are a part of a multiple tenancy Building/Complex, the responsibility of Tenant for costs are determined by comparing the size of the reimbursements as called for in Paragraphs 7, 10 and 11 of this Lease shall be a percentage of the Premises to the rentable floor space in said Building/Complex occupied by Tenant. It is agreed Tenant occupies 100 % ("Proportionate Share") of the floor space in the Building/Complex for which the Premises are a part (______ sq.ft./_____sq.ft. = _______ %.), and is estimated to be $____________ in year one.

a. Landlord may, with notice to Tenant, elect to perform and provide certain maintenance and services pertaining to the entire building or area of which the Premises are a part including, but not limited to, landscaping, trash removal, lawn maintenance, common area lighting, watering, paving maintenance, maintenance to rail trackage and snow removal. In such event, Tenant shall reimburse Landlord for its Proportionate Share of said maintenance services.

b. Within ninety (90) days following the end of each year during the Lease Term, Landlord shall furnish Tenant a written statement covering the lease year just expired (measured from the Commencement Date), showing in reasonable detail a general breakdown of the total operating costs, the amount of Tenant's obligation relating thereto, and the payment made by Tenant in connection therewith. Landlord shall prepare annually a good faith estimate of Tenant's Proportionate Share of Additional Rent set forth in this Lease for the upcoming year. Tenant shall then pay, on the due date of, in addition to, and with Base Rent, one-twelfth of estimated Tenant's Proportionate Share. Landlord shall refund any amount over actual costs of such estimated Additional Rent paid by Tenant in full to Tenant, or Tenant shall pay amount under actual costs of such estimated Additional Rent to Landlord, upon demand.

c. Tenant agrees to conduct its business in a manner that shall not be unlawful, illegal, or objectionable to other Tenants in the building of which the Premises are a part, including but not limited to noise, vibration, odor, trash or fumes. In the event Landlord receives complaints from other Tenants in the building or complex and determines, in its sole reasonable judgment, that Tenant is conducting its operations in a manner so as to be objectionable to other Tenants, Tenant shall, upon notice from Landlord, promptly modify its operations to eliminate such objections.

13. **ASSIGNMENT AND SUBLETTING**. Tenant shall not assign, transfer or encumber this Lease and shall not sublease the Premises or any part thereof or allow any other person to be in possession thereof without the prior written consent of Landlord, in each and every instance. Said consent shall not be unreasonably withheld by Landlord. For the purpose of this provision, any transfer of a majority or controlling interest in Tenant (whether in one or more related or unrelated transactions), whether by transfer of stock, consolidation, merger, transfer of a partnership interest or transfer of any or all of Tenant's assets or otherwise, or by operation of law, shall be deemed an assignment of this lease. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent herein specified and for compliance with all of its other obligations under the terms and provisions of this Lease.

14. **SIGNS AND ADVERTISEMENTS**. Tenant shall not place upon nor permit to be placed upon any part of the Premises, any signs, billboards or advertisements what so ever, without the prior written consent of Landlord. All permitted signage shall be at Tenant's sole expense.

15. **CONDITION OF PREMISES**. Tenant acknowledges that it has inspected the Premises and, except as may be provided in accordance with Exhibit C attached hereto, otherwise in this Lease, Tenant accepts the Premises in its present condition. At the end of the Term, except for damage caused by fire or other perils, Tenant, at its expense, shall (a) surrender the Premises in the same or similar condition as existed at the time the Premises were accepted and possession taken by Tenant, subject to reasonable wear resulting from uses permitted hereunder, and further subject to Tenant's obligations; (b) have removed all of Tenant's property from the Premises; (c) have repaired any damage to the Premises caused by the removal of Tenant's Property; and (d) leave the Premises free of trash and debris and the building in "broom clean" condition.

16. **LANDLORD'S RIGHT OF ENTRY**. Landlord or Landlord's agent may enter at reasonable hours to inspect or show the Premises to prospective lenders and purchasers, and to do anything Landlord may be required to do hereunder or which Landlord may deem necessary for the

good of the Premises or any building of which they are a part. During the last ninety (90) days of this Lease, Landlord may display a "For Rent" sign on the Premises.

17. **DAMAGE BY CASUALTY**. If, during the Term or previous thereto, the premises shall be destroyed or so damaged by fire or other casualty as to become untenantable, then in such event, at the option of Landlord, this Lease shall terminate from the date of such damage or destruction. Landlord shall exercise this option to so terminate this Lease by notice in writing delivered to Tenant within thirty (30) days after such damage or destruction. Upon such notice, Tenant shall immediately surrender said Premises and all interest therein to Landlord, and Tenant shall pay rent only to the time of such damage or destruction. If Landlord does not elect to terminate this Lease, this Lease shall continue in full force and effect, and Landlord shall expeditiously repair the Premises, placing the same in as good a condition as they were at the time of the damage or destruction, and for that purpose, may enter said Premises. In that event rent shall abate in proportion to the extent and duration of untenantablility. In either event, Tenant shall remove all rubbish, debris, merchandise, furniture, equipment and its other personal property within five days after the request by Landlord. If the Premises shall be slightly damaged by fire or other casualty, so as not to render the same untenantable, then Landlord shall expeditiously repair the same and in that case the rent shall not abate. Except for rent abatement as herein provided, no compensation or claim shall be made by or allowed to Tenant by reason of any inconvenience or loss of business arising from the necessity of repairing any portion of the building or the Premises.

18. **PERSONAL PROPERTY**. Landlord shall not be liable for any loss or damage to any merchandise inventory, goods, fixtures, improvements or personal property of Tenant in or about the Premises.

19. **ALTERATIONS**. Tenant shall not make any material or structural alterations or additions in or to the Premises without the prior written consent of Landlord.

20. **UTILITIES AND SERVICES**. Tenant shall furnish and pay for all electricity, gas, water, fuel, trash removal, telephone, internet, T-1 and any services or utilities used in or assessed against the Premises, unless otherwise provided.

21. **LEGAL REQUIREMENTS**. Tenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Premises or the use thereof, and Tenant shall indemnify, defend and hold Landlord harmless from expense or damage resulting from failure to do so.

22. **FIXTURES**. Except for Tenant's personal property and trade fixtures, all buildings, repairs, alterations, additions, improvements, installations and other non-trade fixtures installed or erected on the Premises, whether by or at the expense of Landlord or Tenant, shall belong to Landlord and shall remain on and be surrendered with the Premises at the expiration or termination of this Lease. However, at Landlord's option, Tenant shall remove Tenant's alterations or improvements prior to the expiration of this Lease and return the Premises to its original condition.

23. **TAXES ON LEASEHOLD**. Tenant shall be responsible for and shall pay before delinquency all municipal, county, or state taxes assessed during the term of this Lease against any leasehold interest or personal property of any kind owned by or placed in, upon, or about the Premises by Tenant.

24. **EMINENT DOMAIN**. Should all of the Premises be taken under the power of eminent domain or a conveyance in lieu thereof by any authority having the right of condemnation, or if a portion thereof is taken so that the Premises are unsuitable, in Tenant's reasonable opinion, for Tenant's use, then the term of this lease shall terminate as of the date that title shall vest in the acquiring authority and the rent and other charges shall be adjusted as of the date of such taking. In such case, Landlord shall be entitled to the proceeds of the condemnation award made to Landlord. Nothing herein shall be construed to prevent Tenant from separately pursuing a claim against the condemning authority for its independent loss or damages to the extend available, provided, however, that no award made to or on behalf of Tenant shall reduce, limit, or restrict the award to Landlord, and no allocation of Landlord's award in condemnation shall occur. Tenant shall have no claim against Landlord for the value of the unexpired term of this lease. Should any part of the Premises be taken in the exercise of eminent domain or a conveyance in lieu thereof or in connection therewith, but not such as to render the Premises unsuitable for the operation of its business, this Lease shall continue on the same terms and conditions except that the description of the Premises or the real estate taken by right of eminent domain or a conveyance in lieu thereof or in connection therewith shall be modified to reflect such taking. In the event this Lease does not terminate by reason of such taking, the condemnation proceeds from the Demised Premises will first be used to restore the Premises to a position of occupancy by the Tenant. The balance of such condemnation proceeds from the Premises, if any, shall belong to Landlord.

25. **WAIVER OF SUBROGATION**. As part of the consideration for this Lease, each of the parties hereby releases the other party from all liability for damage due to any act or neglect of the other party occasioned to property owned by said parties which is or might be incident to or the result of a fire or other casualty against loss for which either of the parties is now carrying or hereafter may carry insurance; provided, however, that the releases herein contained shall not apply to any loss or damage occasioned by intentional acts of either of the parties, and the parties further covenant that any insurance they obtain on their respective properties shall contain an appropriate provision whereby the insurance company, or companies, consent to the mutual release of liability contained in this paragraph.

26. **DEFAULT AND REMEDIES**. If: (a) Tenant fails to comply with any term, provision, condition or covenant of this Lease; (b) Tenant deserts or vacates the Premises; (c) any petition is filed by or against Tenant under any section or chapter of the Federal Bankruptcy Act, as amended, or under any similar law or statute of the United States or any state thereof; (d) Tenant becomes insolvent or makes a transfer in fraud of creditors; (e) Tenant makes an assignment for benefit of creditors; or (f) a receiver is appointed for Tenant or any of the assets of Tenant, then in any of such events, Tenant shall be in default and Landlord shall have the option to do any one or more of the following: upon ten (10) days prior written notice, excepting the payment of rent or additional rent for which no demand or notice shall be necessary, in addition to and not in limitation of any other remedy permitted by law, to enter upon the Premises either with or without process of law, and to expel, remove and put out Tenant or any other persons thereon, together with all personal property; and, Landlord may terminate this Lease or it may from time to time, without terminating this Lease, rent said Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to repair, renovate, remodel, redecorate, alter and change said Premises. At the option of Landlord, rents received by Landlord from such reletting shall be applied first to the payment of any indebtedness from Tenant to Landlord other than rent and additional rent due hereunder; second, to payment of any costs and

expenses of such reletting, including, but not limited, attorney's fees, advertising fees and brokerage fees, and to the payment of any repairs, renovation, remodeling, redecorations, alterations and changes in the Premises: third, to the payment of rent and additional rent due and payable hereunder and interest thereon; and, if after applying said rentals there is any deficiency in the rent and additional rent and interest to be paid by Tenant under this Lease, Tenant shall pay any such deficiency to Landlord and such deficiency shall be calculated and collected by Landlord monthly. No such re-entry or taking possession of said Premises shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant. Notwithstanding any such reletting without termination, Landlord may at any time terminate this Lease by reason of any default, in addition to any other remedy it may have, it may recover from Tenant the worth at the time of such termination of the excess of the amount of rent and additional rent reserved in this Lease for the balance of the Term over the then reasonable rental value of the Premises for the same period. Landlord shall have the right and remedy to seek redress in the courts at any time to correct or remedy any default of Tenant by injunction or otherwise, without such resulting or being deemed a termination of this Lease, and Landlord, whether this Lease has been or is terminated or not, shall have the absolute right by court action or otherwise to collect any and all amounts of unpaid rent or unpaid additional rent or any other sums due from Tenant to Landlord under this Lease which were or are unpaid at the date of termination. If it is necessary for Landlord to bring any action under this Lease, to consult with an attorney concerning or for the enforcement of any of Landlord's rights, then Tenant agrees in each and any such case to pay to Landlord, Landlord's reasonable attorney's fees. In addition to the remedies set forth herein, Tenant shall pay a late charge in the amount of ______% of any payment due hereunder which remains unpaid on the tenth day after same is otherwise due hereunder. Said late charge shall be deemed additional rent, and the assessment or collection of same shall not limit or delay Landlord's pursuit of any remedy arising hereunder upon Tenant's default.

27. **WAIVER**. The rights and remedies of Landlord under this Lease, as well as those provided by law, shall be cumulative, and none shall be exclusive of any other rights or remedies. A waiver by Landlord of any breach or default of Tenant shall not be deemed or construed to be a continuing waiver of such breach or default nor as a waiver of or permission, expressed or implied, for any subsequent breach or default. It is agreed that the acceptance by Landlord of any installment of rent subsequent to the date the same should have been paid shall not alter the covenant and obligation of Tenant to pay subsequent installments of rent promptly upon the due date. Receipt by Landlord of partial payment after Tenant's default shall not be construed to be or constitute a cure of any such default. No receipt of money by Landlord before or after the termination of this Lease shall in any way reinstate, continue or extend the term above demised.

28. **TOXIC OR HAZARDOUS MATERIALS**. Tenant shall not store, use or dispose of any toxic or hazardous materials in, on or about the Premises without the prior written consent of Landlord. Tenant, at its sole cost, shall comply with all laws relating to Tenant's storage, use and disposal of hazardous or toxic materials. Tenant shall be solely responsible for and shall defend, indemnify and hold Landlord, its agents and employees, harmless from and against all claims, costs and liabilities, including attorney's fees and costs, arising out of or in connection with the Tenant storage, use or disposal of any toxic or hazardous material in, on or about the Premises including, but not limited to, removal, clean-up and restoration work and materials necessary to return the Premises, and any other property of whatever nature located on the Premises, to their condition existing prior to the appearance of toxic or hazardous materials on the Premises. Tenant's obligations under this paragraph shall survive the termination of this Lease.

29. **REAL ESTATE COMMISSION**. Upon execution of this lease by both Landlord and Tenant, Landlord shall pay a real estate commission to _______________ ("Landlord's Broker"), in the amount of __________ (_____%) percent, and Landlord shall pay a real estate commission to ___________________ ("Tenant's Broker) of __________ (______%) percent of the total rent payments in accordance with schedule outlined in Section 4. The parties hereto acknowledge that this provision is intended for the benefit of said named real estate Brokers, and may be enforced by them as third party beneficiaries hereto. This provision shall bind successors and assigns of the parties hereto and may not be amended without written consent of said Broker.

30. **NOTICES**. Any notice hereunder shall be sufficient if sent by certified mail, addressed to Tenant at the Premises, and to Landlord where rent is payable.

31. **SUBORDINATION OF LEASE TO MORTGAGES.** This Lease shall be subject and subordinate at all times to the lien of existing mortgages and of mortgages which hereafter may be made a lien on the Premises; provided, however, that with regard to any pledge or mortgage executed by Landlord, Landlord shall use its best efforts to provide to Tenant a nondisturbance agreement from any mortgagee or other lien holder of Landlord's interest in the premises. Such nondisturbance agreement shall be in form and content reasonably acceptable to Tenant and Landlord's mortgagee or other lien holder, together with a representation that the Landlord is not in default of any of the terms of any such mortgage or security agreement as of the date thereof. Although no instrument or act on the part of the Tenant shall be necessary to effectuate such subordination, the Tenant will nevertheless execute and deliver such further instruments subordinating this Lease to the lien of any such mortgages as may be desired by the mortgagee. The Tenant hereby irrevocably appoints the Landlord as Tenant's attorney-in-fact to execute and deliver any such instrument for the Tenant. Provided, however, and notwithstanding the foregoing provisions hereof, upon foreclosure of the mortgage with the mortgagee succeeding to the rights of the Landlord, the Tenant shall, at the option of said mortgagee, be bound to the mortgagee under all of the terms of the Lease for the balance of the term hereof remaining with the same force and effect as if the mortgagee were the Landlord under the Lease, and the Tenant hereby attorns to the mortgagee as its Landlord, such attornment to be effective and self-operative if the mortgagee so elects. In no event, however, shall the mortgagee be liable for any act or omission of any prior Landlord, be subject to any offsets or defenses which Tenant might have against any prior Landlord, or be bound by any rent or additional rent which the Tenant might have paid to any prior Landlord for more than the current month.

32. **SUCCESSORS**. The provisions, covenants and conditions of this Lease shall bind and inure to the benefit of the legal representatives, heirs, successors and assigns of each of the parties hereto, except that no assignment or subletting by Tenant without the written consent of Landlord shall vest any rights in the assignee or subtenant of Tenant.

33. **QUIET POSSESSION**. Landlord agrees, so long as Tenant fully complies with all of the terms, covenants and conditions herein contained on Tenant's part to be kept and performed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Term aforesaid, it being expressly understood and agreed that the aforesaid covenant of quiet enjoyment shall be binding upon Landlord, its heirs, successors or assigns, but only during such party's ownership of the Premises. Landlord and Tenant further covenant and represent that each has full right, title, power and authority to make, execute and deliver this Lease.

34. **BANKRUPTCY**. Neither this Lease nor any interest therein nor any estate hereby created shall pass to any trustee or receiver in bankruptcy or to any other receiver or assignee for the benefit of creditors by operation of law or otherwise during the Term or any renewal thereof.

35. **ENTIRE AGREEMENT**. This Lease contains the entire agreement between the parties, and no modification of this Lease shall be binding upon the parties unless evidenced by an agreement in writing signed by Landlord and Tenant after the date hereof. If there be more than one Tenant named herein, the provisions of this Lease shall be applicable to and binding upon such Tenants, jointly and severally.

36. **ESTOPPEL CERTIFICATES**. Tenant shall at any time upon not less than ten (10) days prior written notice from Landlord execute, acknowledge and deliver to Landlord or to any lender of or purchaser from Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if modified stating the nature of such modification) and the date to which the rent and other charges are paid in advance, if any, and acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrances of the Premises or of the business of Landlord.

37. **ADDENDA AND EXHIBITS**:

- ☐ Commercial Agency & Brokerage Disclosure Addendum (MO only)
- ☐ Exhibit A: Description of Premises
- ☐ Exhibit B: Description of Common Areas
- ☐ Exhibit C: Landlord Work Exhibit
- ☐ Exhibit D: Landlord Maintenance Obligation

N/A

IN WITNESS WHEREOF, said parties hereunto subscribed their names. Executed in __ originals.

LANDLORD

By: [signature] ____________________

TENANT

By: [signature] ____________________

Title: VP Date: 12/11/2017 Time: ______

Title: ____________________ Date: __________ Time: ______

COMMERCIAL LEASE CONTRACT AMENDMENT

THIS AMENDMENT TO COMMERCIAL LEASE CONTRACT – TRIPLE NET ("Amendment") is entered into effective as of on January 1st of 2018 between YiLoCA Management Group, a California corporation, with its principal place of business at 9486 Holly Rd Adelanto, CA 92301 (the "Tenant") and Project PH LLC, with offices at 201 S 36th St Phoenix, AZ 85034 (the "Landlord").

WHEREAS, Tenant and Landlord entered into the original Commercial Lease Contract Triple Net agreement dated as of December 11, 2017 with an original lease amount of $816,000 per year (the "Lease Amount").

WHEREAS, the parties hereto now desire to modify the Commercial Lease Agreement as hereinafter provided;

YiLoLife Inc, a Delaware Corporation ("YiLoLife"), will be providing services to the Tenant. Tenant will be helping YiLoLife expand it's services in to the California market. YiLoLife will take over lease payment and improvements until further notice.

INTENDING TO BE BOUND, the parties hereto have signed this Agreement as of the date first written above.

YiLoCA Management Group LLC (Name of Tenant)

Dated 1/1/2018

__________________ By: Carsten Loelke

Title: President

Project PH LLC (Name of Landlord)

Dated 1/1/2018

__________________ By: Elizabeth Loelke

Title : Vice President